SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         February 12, 2002

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1000	75-2649072

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, California	92675-4824

(Address of Principal Executive Offices	(Zip Code)

Registrant’s telephone number, including area code           (949) 443-3355

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
Item 7. Exhibits.
EXHIBIT INDEX
EXHIBIT 3.(ii)

Item 5. Other Events.

     On February 12, 2002 the Board of Directors of ChromaVision Medical Systems, Inc. (the “Company”) set the date for the 2002 Annual Meeting of Stockholders for June 5, 2002. Stockholders of record on the record date for the meeting will receive a separate notice and proxy materials which will specify the time and the place of the meeting. The meeting is expected to be held in Orange County, California.

     Also at the February 12, 2002 meeting, the Board of Directors of the Company adopted amendments to its bylaws requiring advance notice of proposals for business to be conducted at annual meetings of stockholders and for nominations of directors by stockholders at stockholder meetings. These provisions will apply to the 2002 Annual Meeting.

     The new bylaw provisions provide that the notice a stockholder is required to give of business he or she desires to bring before the meeting be delivered to or mailed to and received at the principal executive office of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the meeting. There is an exception to this requirement if less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders and in that event notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. The Company believes that this exception is not applicable to the 2002 Annual Meeting because the filing of this Current Report fulfills the public disclosure requirement.

     The same notice provisions apply to nominations for director to be made by a stockholder at a meeting of stockholders.

     The new bylaws require specific information as to any business a stockholder proposes to bring before an annual meeting and as to any person a stockholder desires to nominate for election to the Board of Directors. Those requirements are set forth in the new provisions of the bylaws, which are attached to this Current Report as Exhibit 3(ii).

Item 7. Exhibits.

     3(ii) — Sections 2.11 and 2.12, as added to the bylaws of the Company pursuant to the amendment thereof described in this Current Report.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2002	CHROMAVISION MEDICAL SYSTEMS, INC.

	By:	/s/ Douglas S. Harrington, M.D.

	Name:	Douglas S. Harrington, M.D.
	Its:	Chief Executive Officer (Duly Authorized Officer of the Registrant)

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EXHIBIT INDEX

Exhibit		Sequentially
Number	Description	Numbered Page*

3(ii)	Sections 2.11 and 2.12 of the Company’s bylaws, as added by the amendment described in this Current Report

*	Contained only in the manually executed version.

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